UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2007

KINTERA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50507	74-2947183
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9605 Scranton Road, Suite 200 San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 795-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) As of February 8, 2007, the Board of Directors (the “Board”) of Kintera, Inc. (the “Company”) appointed Richard LaBarbera, the Company’s current Chief Operating Officer, to the office of President of the Company. Harry Gruber, who previously held the office of President, will remain as the Company’s Chief Executive Officer. Prior to joining the Company and being appointed Chief Operating Officer in February 2006, from October 1997 to November 2000, Mr. LaBarbera, 57, served as senior vice president and general manager of Sybase Inc.’s (NYSE: SY) enterprise solutions division, which was responsible for approximately $800 million of Sybase revenue. In this role, Mr. LaBarbera had direct responsibility for product development, product marketing, worldwide sales, support, education and global professional services functions. Mr. LaBarbera joined the Company from Echopass Corporation, an integrated customer relationship management (CRM) software company, where he served as chief operations and services officer from July 2004 to February 2006. At Echopass, Mr. LaBarbera’s responsibilities included client renewals, customer service, professional services, support, custom application development, IT operations and provisioning. From November 2000 to August 2002, Mr. LaBarbera served as president of Niku Corporation, an enterprise software company now part of Computer Associates, that addresses client needs for CRM, portfolio management, resource and project management, and IT management and governance. While at Niku, Mr. LaBarbera was responsible for all operational components of the business, including development, marketing, sales, telesales, professional services and support. In addition, LaBarbera has served in executive roles at Siemens Nixdorf/Pyramid, Octel Communications, Amdahl, Storage Technology Corporation and IBM. Mr. LaBarbera has also served as an advisor and executive consultant to numerous technology companies including Xinify, Value Stream Group and Front Range Solutions. Mr. LaBarbera holds an MBA from Georgia State University. The existing terms of Mr. LaBarbera’s employment agreement will continue to govern his employment arrangement with the Company.

Alfred R. Berkeley III has been elected to chairman of Board. Mr. Berkeley joined the Company as director in September 2003. Mr. Berkeley previously served as president of NASDAQ Stock Market Inc. and was later appointed vice chairman of NASDAQ.

(b) As of February 8, 2007, Allen Gruber resigned as a member of the Board. Mr. Gruber had served as a director of the Company since its formation in 2000. There were no disagreements between Mr. Gruber and the Company on any matter relating to the company’s operations, policies or practices. Acting pursuant to Section 2.1 of the Company’s bylaws, the Board fixed the number of authorized directors at seven (7) effective upon Mr. Gruber’s resignation, so that no vacancy remains on the Board. Mr. Gruber will continue as an employee of the Company, but he will no longer serve as an executive officer of the Company, effective February 8, 2007.

On February 8, 2007, Dennis Berman notified the Board that he does not intend to stand for re-election at the Company’s annual meeting of stockholders to be held in 2007. Acting pursuant to Section 2.1 of the Company’s bylaws, the Board resolved that the number of authorized directors shall be fixed at six (6) effective immediately prior to the Company’s annual meeting of stockholders to be held in 2007, so that no vacancy will remain on the Board at the time of such stockholders meeting.

A copy of the press release announcing certain of the matters discussed in this Current Report is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Kintera, Inc. dated February 9, 2007.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

February 9, 2007	By:	/s/ Harry Gruber
Harry Gruber
Chief Executive Officer

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